Exhibit 99.1

PRESS RELEASE

Investors/Media:	Contact:
The Ruth Group	Symmetry Medical Inc.
Nick Laudico/Jason Rando	Fred L. Hite
(646) 536-7030/7025	Senior Vice President
nlaudico@theruthgroup.com	Chief Financial Officer
jrando@theruthgroup.com	(574) 371-2218

Symmetry Medical to Expand Malaysian Operations

- Company to Increase Manufacturing and Design and Development Capabilities to

Support Asian Market -

Warsaw, Indiana, February 26, 2008 — Symmetry Medical Inc. (NYSE: SMA), an independent provider of products to the global orthopedic device industry and other medical markets, announced today that it plans to invest $20 million over the next three years to expand its Malaysian operations by increasing manufacturing and design and development capabilities. The majority of the $20 million investment will occur by year end 2009.

Symmetry will move its existing case facility to a larger, new 50,000 square foot facility on Penang Island which will enable instrument production and implant finishing to be established. This facility will also house the regional design and development center together with a regional logistics operation.

A five acre site with the option to purchase an additional five acres has also been obtained by the Company on the Penang Science Park to build a dedicated forging operation. The site will have spare land that will enable future growth to be accommodated as the regional operation develops.

Brian Moore, President and Chief Executive Officer, stated, “We are very pleased with the progress that we have made on our Asia strategy. These investments in our Malaysian operations are consistent with our strategy of building a full service facility, capable of bringing our Total Solutions® business model to the Asian market by the end of 2009. We believe our current customers with locations in Asia will take full advantage of our increased capabilities. We have also begun to generate new customer relationships in the region as a result of our presence and expanding capabilities and look forward to further progress growing our presence.”

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” “anticipates,” “plans” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

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